                                                                     EXHIBIT (2)


                                                                [Execution Copy]



                            STOCK PURCHASE AGREEMENT

                                    between



                             H.S. INVESTMENTS INC.

                                   as Seller,

                                      and



                               THE RIVAL COMPANY

                                    as Buyer



                         Dated as of December 29, 1995

                            STOCK PURCHASE AGREEMENT
                            ------------------------
                               Table of Contents
                               -----------------



ARTICLE I
                        PURCHASE AND SALE OF THE SHARES...............  -1-
     1.1   Purchase Price for Shares; Noncompetition Covenant.........  -1-
     1.2   Closing Date...............................................  -1-
     1.3   Closing Deliveries.........................................  -1-

ARTICLE II

                   REPRESENTATIONS AND WARRANTIES OF SELLER...........  -2-
     2.1   Organization...............................................  -2-
     2.2   Authority; Validity of Agreement...........................  -2-
     2.3   No Conflict................................................  -2-
     2.4   Title to the Shares........................................  -3-
     2.5   Financial Statements.......................................  -3-
     2.6   Absence of Certain Changes or Events.......................  -3-
     2.7   Title to Properties........................................  -4-
     2.8   Insurance..................................................  -4-
     2.9   Contracts..................................................  -4-
     2.10  Litigation.................................................  -4-
     2.11  Compliance with Law........................................  -5-
     2.12  Labor Relations............................................  -5-
     2.13  Severance Benefits.........................................  -5-
     2.14  Employee Benefit Plans.....................................  -5-
     2.15  Absence of Undisclosed Liabilities.........................  -5-
     2.16  Intellectual Property Rights...............................  -6-
     2.17  Taxes......................................................  -6-
     2.18  Products and Warranties; Return Privileges.................  -7-
     2.19  Environmental Compliance...................................  -7-
     2.20  Customer and Vendor Relations..............................  -8-
     2.21  Misstatement or Omission...................................  -9-
     2.22  DISCLAIMERS................................................  -9-
     2.23  Qualification of Representations and Warranties............  -9-
     2.24  Material Transactions......................................  -9-

ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF BUYER............  -9-
     3.1   Organization...............................................  -9-
     3.2   Authority; Validity of Agreement........................... -10-
     3.3   No Conflict................................................ -10-



     3.4   Litigation.................................................  -10-
     3.5   Securities Law Compliance..................................  -10-

                                  ARTICLE IV

                          ACTIONS BEFORE THE CLOSING..................  -11-
     4.1   Conduct of Business........................................  -11-
     4.2   Access and Information.....................................  -13-
     4.3   Covenant to Satisfy........................................  -13-

                                   ARTICLE V

                           ACTIONS AFTER THE CLOSING..................  -13-
     5.1   Cooperation................................................  -13-
     5.2   Record Retention...........................................  -14-
     5.3   Further Assurances.........................................  -14-

                                  ARTICLE VI

                              CONDITIONS TO CLOSING...................  -14-
     6.1   Obligations of Buyer.......................................  -14-
     6.2   Obligations of Seller......................................  -16-

                                  ARTICLE VII

                           TERMINATION AND REMEDIES...................  -17-
     7.1   Termination................................................  -17-
     7.2   Effect of Termination......................................  -17-

                                 ARTICLE VIII

                       TAXES AND EMPLOYEE BENEFIT PLANS...............  -18-
     8.1   Liability for Taxes........................................  -18-
     8.2   Refunds or Credits.........................................  -18-
     8.3   Contests...................................................  -19-
     8.4   Mutual Cooperation.........................................  -20-
     8.5   Covenants and Agreements...................................  -20-
     8.6   Transfer Taxes.............................................  -21-
     8.7   Tax Sharing Agreement......................................  -21-
     8.8   Certain Employee Matters and Benefit Plans.................  -21-

                                   ARTICLE IX

                                INDEMNIFICATION.......................  -22-
  9.1   Survival of Representations, Warranties and Covenants.........  -22-
  9.2   Indemnification by Seller.....................................  -23-
  9.3   Indemnification by Buyer......................................  -23-
  9.4   Claims........................................................  -23-
  9.5   Limitations on Indemnification................................  -24-
  9.6   Indemnification as Exclusive Remedy...........................  -25-

                                   ARTICLE X

                                  DEFINITIONS.........................  -25-
  10.1  Definitions...................................................  -25-
  10.2  Other Definitions.............................................  -25-
  10.3  References....................................................  -26-

                                  ARTICLE XI

                                 MISCELLANEOUS........................  -26-
  11.1  Expenses......................................................  -26-
  11.2  Execution in Counterparts.....................................  -26-
  11.3  Confidentiality...............................................  -26-
  11.4  Notices.......................................................  -27-
  11.5  Severability..................................................  -28-
  11.6  Titles and Headings...........................................  -28-
  11.7  Successors and Assigns; No Third Party Beneficiaries..........  -28-
  11.8  Incorporation of Schedules....................................  -28-
  11.9  Brokers and Finders...........................................  -28-
  11.10 Entire Agreement; Waivers and Amendments......................  -28-
  11.11 Public Announcements..........................................  -29-
  11.12 Construction..................................................  -29-
  11.13 Hart-Scott-Rodino Filing......................................  -29-
  11.14 Interim Use of Fasco Name.....................................  -29-
  11.15 Governing Law.................................................  -29-
  11.16 Leased Vehicles...............................................  -30-

                                  ARTICLE XII

  12.1 Non-Competition................................................  -30-
  12.2 Exception......................................................  -30-

                               LIST OF SCHEDULES
                               -----------------


Schedule  2.2      Authority; Validity of Agreement - Seller
Schedule  2.4      Shares
Schedule  2.5      Financial Statements
Schedule  2.8      Insurance
Schedule  2.9      Contracts
Schedule  2.10     Litigation of the Company
Schedule  2.13     Severance Benefits
Schedule  2.14     Employee Benefit Plans
Schedule  2.16     Intellectual Property
Schedule  2.18     Warranties; Recalls
Schedule  2.23     Due Diligence Material
Schedule  3.2      Authority; Validity of Agreement - Buyer
Schedule  3.3      No Conflict
Schedule  3.4      Litigation of Buyer
Schedule  4.1      Conduct of Business
Schedule  11.16    Leased Vehicles

                            STOCK PURCHASE AGREEMENT
                            ------------------------


     THIS STOCK PURCHASE AGREEMENT ("Agreement") is dated as of December 29, 1995, between H.S. Investments Inc., a Delaware corporation ("Seller"), and The Rival Company, a Delaware corporation ("Buyer").

                                  WITNESSETH:
                                  ----------

     WHEREAS, Fasco Consumer Products, Inc., a Delaware corporation ("FCP" or the "Company") is engaged in the business of manufacturing and marketing fans, vents, electric heaters and other utility products for consumer and industrial markets (the "Business"); and

     WHEREAS, Seller is the owner of all the outstanding stock of FCP (the "Shares"); and,

     WHEREAS, Seller desires to sell the Shares to Buyer, and Buyer desires to purchase the Shares from Seller.

     NOW, THEREFORE, in consideration of the premises and mutual terms, conditions and covenants set forth herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Seller and Buyer hereby agree as follows:


                                   ARTICLE I

                        PURCHASE AND SALE OF THE SHARES

     1.1 Purchase Price for Shares; Noncompetition Covenant. On the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Seller agrees to sell, and Buyer agrees to buy, all of the Shares for a total cash purchase price in the amount of U.S. $19,532,000. In addition, Buyer shall pay Seller $4,000,000 in consideration for the non-competition covenant set forth in Article XII.

     1.2 Closing Date. The Closing of the purchase and sale of the Shares shall be held at 10:00 a.m. Kansas City time on January 2, 1996, or such other date or time as is mutually agreed by the parties hereto (such date and time being referred to herein as the "Closing Date"), at the offices of Hillix, Brewer, Hoffhaus, Whittaker & Wright, L.L.C., Two Crown Center, 2429 Pershing Road, Kansas City, Missouri 64108. Subject to the terms and conditions hereof, Buyer and Seller agree to use all reasonable efforts to satisfy the conditions to the obligations of the parties hereto in order to expedite the Closing.

     1.3 Closing Deliveries. Subject to satisfaction or waiver of the conditions to the respective obligations of the parties hereto, on the Closing
Date: (a) Seller shall deliver to Buyer share certificates evidencing all of the Shares, duly endorsed or accompanied by duly executed stock powers in favor of Buyer; and (b) Buyer shall pay the amounts set forth in Section 1.1 to Seller in immediately available United States funds by bank wire transfer to the account designated in writing by Seller. At the Closing, Seller shall deliver the documents required to be delivered pursuant to Section 6.1 and Buyer shall deliver the documents required to be delivered pursuant to Section 6.2.


                                   ARTICLE II

                   REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller represents and warrants to Buyer as follows:

     2.1 Organization. Each of Seller and the Company is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each of Seller and the Company has the corporate power to own its properties and carry on its business as the same is now being conducted and is, or on the Closing Date will be, duly qualified to do business and in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a material adverse effect on such corporation. The Company has no subsidiaries or any other equity interest in any corporation, partnership, joint venture or other entity. The minute books of the Company provided to Buyer contain a true and complete record of the corporate proceedings of the Company.

     2.2 Authority; Validity of Agreement. Seller has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Seller and performance of the transactions herein contemplated have been duly authorized by all necessary corporate action of Seller. Except as set forth in Schedule 2.2, no consent, approval or authorization of, or registration, declaration or filing with, or notice to, any court, administrative agency or other governmental authority, domestic or foreign, is required to be obtained or made by or with respect to Seller in connection with the execution and delivery of this Agreement or the consummation by Seller of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller and, subject to and upon its due authorization, execution and delivery by Buyer, shall constitute the valid and binding agreement of Seller, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally, to general principles of equity and, in the case of Article XII, the limits on the enforceability of non-competition covenants imposed by applicable law.

     2.3 No Conflict. Neither the execution and delivery of this Agreement nor the performance of the transactions contemplated herein by Seller will: (a) violate or conflict with any of the provisions of the respective organizational documents of Seller or the Company; (b) violate, conflict with or constitute a default under, or result in the termination or acceleration or a right of termination or acceleration of, or the loss of a right under, any material note, bond, mortgage, indenture, deed of trust, lease, contract or any other agreement, license, franchise or permit or other instrument or any law, statute, regulation, order, judgment or ruling of any governmental authority, to which Seller or the Company is a party or by which any of their respective properties is bound; or (c) result in the creation of any Lien on the assets of the Company.

     2.4 Title to the Shares. The equity capitalization of the Company is set forth on Schedule 2.4. The Shares have been duly authorized, validly issued and are fully paid and nonassessable. The Shares have not been issued in violation of any preemptive or other similar rights of stockholders and are owned beneficially and of record as set forth above, free and clear of any Liens. No other equity securities of the Company are issued or outstanding, and there are no outstanding options, warrants, scrip or other rights, whether contingent or otherwise, to acquire, sell or issue shares of capital stock of the Company, whether upon conversion or exchange of other securities or otherwise, other than this Agreement. Neither Seller nor the Company is a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any of the Shares.

     2.5 Financial Statements. Included in Schedule 2.5 are: (a) the unaudited financial statements of the Company for each of the three fiscal years ended December 31, 1992, December 31, 1993, and December 31, 1994, respectively, in accordance with GAAP consistently applied; and (b) the unaudited monthly reports of the Company for each month of 1995 (collectively, the "Financial Statements"). Except as may be set forth on Schedule 2.5, the Financial Statements have been prepared in accordance with GAAP consistently applied. Except as may be set forth on Schedule 2.5, the Financial Statements and notes are in accordance with the books and records of the Company and present fairly in all material respects the financial condition of the Company as of the respective dates thereof, subject, in the case of the monthly statements, to year-end adjustments.

     2.6 Absence of Certain Changes or Events. Since December 31, 1994, the Company has operated its business in the ordinary course, and there has not been:

          (a) any change in the business or financial condition of the Company which would have a material adverse effect on the Company, with the exception of general business and economic conditions and currency fluctuations that are also applicable to other companies in similar businesses;

          (b) any damage to or destruction of any physical property of the Company, which damage or destruction is not covered by insurance and would have a material adverse effect on the Company.

          (c) except in the ordinary course of business, any transfer, sale, lease, imposition of any Lien or other disposition of any assets material to the Company; and

          (d) any increase in the wages, salaries, compensation, pension or other benefits payable to any executive officer or employee of the Company, except as consistent with past practice.

     2.7 Title to Properties. The Company has good and marketable title to or a valid leasehold interest in its material assets including, without limitation, those assets listed on the most recent balance sheet of the Company included in
Schedule 2.5 other than those disposed of in the ordinary course since the date of such balance sheet, free and clear of all Liens.

     2.8 Insurance. Schedule 2.8 sets forth information concerning all policies of insurance (including carriers, effective dates, coverage types and self-insured retention amounts) relating to the business, assets and employees of the Company. Such policies have been maintained in full force and effect, and all premiums therefor have been paid. Such policies will provide coverage for product liability claims arising before, but reported after Closing Date.
Schedule 2.8 also sets forth a true and complete description of loss experience history by line of coverage for the past three years, and a description of all claims for the past three years. Except as otherwise disclosed in such Schedule 2.8, all such claims have been settled by payment thereof and the receipt by the Company of releases with respect thereto or have been reported to the errors and omissions carrier of the Company, and the Company has not been notified, nor does the Company have reason to believe, that any such carrier will deny coverage. There is no default under any such coverage nor has there been any failure to give notice or present any claim under any such coverage in a due and timely fashion. There are no provisions in such insurance policies for retroactive or retrospective premium adjustments. All products liability and general liability insurance policies maintained by the Company prior to the date of this Agreement have been occurrence policies and not claims made policies. There are no outstanding performance bonds covering or issued for the benefit of the Company.

     2.9 Contracts. Schedule 2.9 contains a true and complete list of all material contracts, agreements or commitments to which the Company is a party or otherwise bound, excluding purchase and sales contracts or commitments entered into in the ordinary course of business, but including without limitation distributorship or similar agreements, lease or sublease agreements (either as lessor or lessee), equipment leases, employment agreements and consulting agreements. Complete and correct copies of all of the contracts set forth in
Schedule 2.9 have been made available for review by Buyer or its counsel.
Except as set forth in Schedule 2.9, the Company is not, and, to the Knowledge of Seller, no third party is, in default under any such contract, agreement or understanding listed on Schedule 2.9, and no event has occurred which, with the passage of time or giving of notice or both, would constitute such a default.
Schedule 2.9 sets forth a list of all agreements to which the Company is a party which require the consent of any party (other than the Company or Seller) in order to consummate the transactions contemplated by this Agreement. As used in this Section 2.9 "material" includes, without limitation, a contract, agreement or commitment that involves (i) commitment of $25,000 or more, (ii) is not terminable upon sixty days' notice or less without penalty or (iii) is with an affiliate of the Company. Subject to bankruptcy, moratorium, fraudulent conveyance and similar laws; and general principles of equity, the contract and agreements are enforceable in accordance with their terms.

     2.10 Litigation. Except as disclosed in Schedule 2.10, there is no lawsuit or legal, administrative or regulatory proceeding or investigation or arbitration pending or, to the

Knowledge of Seller, threatened against the Company.  Except as disclosed in
Schedule 2.10, neither the Company nor its assets is subject to any order, judgment, injunction, notice of potential responsibility, ruling or decree.

     2.11 Compliance with Law. The Company has not received any notification of any asserted failure by the Company to comply, or investigation relating to compliance, with any laws, rules or regulations of any federal, state, local or other governmental authority having jurisdiction over the Company which would have a material adverse effect on the Company. The Company is in material compliance with all applicable laws.

     2.12 Labor Relations. The Company is not a party to any collective bargaining agreement. There is no charge, claim or other complaint against the Company pending before the National Labor Relations Board or any comparable government agency; and (b) there is no labor strike, dispute, grievance, slowdown, lockout or stoppage pending or, to the Knowledge of Seller, threatened against or affecting the Company.

     2.13 Severance Benefits. Except as set forth in Schedule 2.13, no employee or director of the Company will become eligible for any severance or additional compensation or benefits by reason of the transactions contemplated by this Agreement.

     2.14 Employee Benefit Plans. Schedule 2.14 contains a complete list of "employee welfare benefit plans" (as that term is defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), in which employees of the Company participate (which plans, as applied to active and former employees of the Company, are hereinafter referred to as "Company Welfare Plans"). Schedule 2.14 contains a complete list of "employee pension benefit plans" (as that term is defined in Section 3(2) of ERISA) in which employees of the Company participate (which plans are hereinafter referred to as "Company Pension Plans"). Company Welfare Plans and Company Pension Plans are hereinafter collectively referred to as "Company Plans". In addition, Schedule
2.14 contains a complete list of employee benefit plans in which employees of the Company participate which are not Company Welfare Plans or Company Pension Plans. Except as disclosed on Schedule 2.14, each Company Plan is in material compliance with the provisions of ERISA and the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"). Except as disclosed on
Schedule 2.14, to the Knowledge of Seller, no Company Plan has incurred any "accumulated funding deficiency" (as defined in Section 412(a) of the Code). Except as disclosed on Schedule 2.14, the Company has not incurred any liability to the Pension Benefit Guaranty Corporation under Sections 4062, 4063 or 4064 of ERISA with respect to any Company Plans or any withdrawal liability under Title IV of ERISA with respect to any Company Plans that are multiemployer plans. The Company does not maintain and has not contributed to a "Multiemployer Plan" (as defined in Section 3(37)) of ERISA.

     2.15 Absence of Undisclosed Liabilities. The Company does not have any material liability or material obligation, including any guaranty with respect to any obligation, except (a) such liabilities or obligations as are fully reflected or reserved against in the Financial Statements,

(b) such liabilities or obligations as have been incurred in the ordinary course of business, consistent with past practice, since the date of the last Financial Statements, and (c) (without limiting the representations in Section 2.9) liabilities and obligations under executory contracts.

     2.16 Intellectual Property Rights. Schedule 2.16 contains a correct and complete list of the following assets and related matters: (a) all trademarks, service marks, trade names, patents, copyrights, royalty rights, logos, applications therefor and registrations thereof used by the Company all of which, except as expressly noted, are owned by the Company, except for the trademarks or trade names BTR and Fasco and variants thereof, none of which are conveyed in connection with this transaction other than as provided in Section
11.14 (collectively, the "Proprietary Rights"), and, the jurisdictions in or by which such assets or any of them have been registered, filed or issued and (b) all contracts, agreements or understandings pursuant to which the Company has authorized any person to use any of the Proprietary Rights as so owned. To the knowledge of Seller, the Company owns or possesses all Proprietary Rights that are required to conduct its business as now conducted without conflict with the rights of others. Except as set forth on Schedule 2.16, the Company has the exclusive right to use the Proprietary Rights (including applications for any of the foregoing) used in connection with its business, and has had through Closing the non-exclusive right to use the tradename and trademark "Fasco," and, subject to the qualification in Section 11.14, the consummation of the transactions contemplated hereby will not alter or impair any such rights; and no claims have been asserted by any Person to the use of any of the foregoing, or challenging or questioning the validity or effectiveness of any such license or agreement, and to the knowledge of Seller, there is no basis for any such claim. To the knowledge of Seller after due investigation, neither the Company nor any of its representatives or agents have committed any inequitable conduct or fraud that may affect the validity or enforceability of the Proprietary Rights.

     2.17     Taxes.

          (a) The Company has timely filed with each appropriate federal, state, local and foreign governmental entity or other authority (individually or collectively, "Taxing Authority") all Tax Returns, as defined in Section 2.17(c), required to be filed and has timely paid in full all Taxes, as defined in Section 8.1(c), if any, shown to be due on such Tax Returns and at the Closing Date shall have paid all U.S., federal, state and local income taxes and shall have paid or accrued for all other Taxes due and payable through and including the close of business on the Closing Date (whether or not shown on any Tax Return). All Tax Returns filed by the Company are true, correct and complete in all material respects and no other Taxes for the periods covered by such Tax Returns are required to be paid except, with respect to Taxes other than U.S., federal, state and local income taxes, Taxes which have been reserved on the books of the Company. There are no liens for Taxes upon the Company or their assets except liens for current Taxes not yet due.

          (b) All taxes with respect to the Company that are required to be withheld or collected have been duly withheld or collected and, to the extent required, have been paid to the proper governmental authorities or properly deposited as required by applicable laws.

          (c) As used in the Agreement, "Tax Return" is defined as any return, report, information return or other document (including any related or supporting information) filed or required to be filed with any Taxing Authority or other authority in connection with the determination, assessment or collection of any Tax paid or payable by the Company or the administration of any laws, regulations or administrative requirements relating to any such Tax.

          (d) The Company has not received notice of assessment or deficiency or proposed assessment in connection with any Tax Returns and there are not pending any tax examinations of or tax claims asserted against the Company or any of its assets or properties. There are no unexpired waivers or any extensions by the Company of any statute of limitations with respect to the assessment or collection of any Taxes.

      2.18 Products and Warranties; Return Privileges. To the Knowledge of the Seller, there are no statements, citations or decisions by any governmental or regulatory body that any product which has been manufactured, marketed or distributed by the Company is defective or fails to meet any standards promulgated by any such governmental or regulatory body. Except as set forth in Schedule 2.18, no product produced by the Company has been recalled voluntarily or involuntarily in the last five years, no such recall is being considered by the Company, and, to the Knowledge of the Seller, no such recall is being considered by or has been requested or ordered by any governmental authority or consumer group. To the Knowledge of the Seller, there is no (a) fact relating to any product which has been manufactured, marketed or distributed by the Company that may impose upon the Company a duty to recall any such product or a duty to warn customers of a defect in any such product, or (b) latent or overt design, manufacturing or other material defect in any such product. Schedule 2.18 sets forth a description of all warranties and return privileges (written or otherwise) which the Company gives in connection with the manufacture and/or distribution of its products. The Company has not extended any service obligations or return privileges to customers other than in the ordinary course of business.

      2.19 Environmental Compliance. Except as may be provided in Schedule 2.19, the Company is in material compliance with all applicable federal, state and local laws and regulations relating to pollution control and environmental contamination including, without limitation, all laws and regulations governing the handling, generation, use, collection, treatment, storage, transportation, recovery, removal, discharge or disposal of Hazardous Materials (as defined below) and all laws and regulations with regard to record keeping, notification and reporting requirements respecting Hazardous Materials. Except as may be provided in Schedule 2.19, Seller has received no notice of any administrative or judicial proceeding pursuant to any applicable federal, state and local laws or regulations relating to pollution control and environmental contamination at any time during the past four years, it has no knowledge of any material violations of the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), the Resource Conservation and Recovery Act ("RCRA") or any other federal, state or local environmental statute and it has not received any notice of any environmental liens. To the best of Seller's knowledge, there are currently no underground storage tanks on the real property owned by the Company and no underground storage tanks have been removed except in compliance with applicable law. For purposes of this Section 2.19, "Hazardous Materials" means without limitation any substance: (i) which is regulated as hazardous, extremely or imminently hazardous, dangerous or toxic, under any local, state or federal governmental authority or any regulations promulgated pursuant thereto as well as judicial or administrative interpretation thereof; (ii) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous which is regulated by any governmental authority; (iii) the presence of which requires investigation or remediation under any federal, state or local statute, regulation, order, ordinance, action, guideline, requirement, permit, notice, or policy; or (iv) that contains gasoline, diesel fuel or other petroleum hydrocarbons or fraction thereof. Such terms also include without limitation: (i) asbestos and PCB-containing and polychlorinated biphenyl-containing equipment including transformers; (ii) any material, substance or waste defined as "hazardous waste" pursuant to Section 1004 of the Resource Conservation and Recovery Act (42 U.S.C. (S)6901 et seq.);
(iii) any material, substance or waste defined as "hazardous substance" pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. (S)9601, et seq.) or (iv) any material, substance or waste defined as "regulated substance" pursuant to Subchapter 9 of the Solid waste Disposal Act (42 U.S.C. (S)6991, et seq.) or (v) any material, substance or waste regulated by the Hazardous Materials Transportation Act (49 U.S.C. Appendix (S)1801, et seq.), the Federal Insecticide, Fungicide and Rodenticide Act, Federal Pesticide Act (7 U.S.C. (S)136, et seq.) the Federal Safe Drinking Water Act (42 U.S.C. (S)300 (f), et seq.), the Toxic Substances Control Act (15 U.S.C. (S)2061, et seq.), the Clean Air Act (42 U.S.C. (S)7401, et seq.) or the Clean Water Act (33 U.S.C. (S)1251, et seq.) and all other federal, state and local laws, statutes, regulations and ordinances applicable to Hazardous Materials as well as any judicial or administrative interpretation thereof.

      2.20 Customer and Vendor Relations. The Company is the sole and exclusive owner of, and has the unrestricted right to use, its customer list, it being understood that the information on such customer list may or may not be proprietary to the Company and the customers themselves are not exclusive to the Company. The Company has not since December 31, 1994 paid or promised to pay or refund to any client, customer or account of the Company, any money or other valuable consideration as an inducement for placing orders with the Company other than credits for returns, replacements or warranty work in the normal course of business and gifts of nominal value typical in the industry. To the Knowledge of Seller, no customer of the Company, including without limitation any distributor or dealer, has since December 31, 1994 given written or oral notice to the Company of its intent to terminate or significantly reduce the amount of its business with the Company, or has in fact terminated or significantly reduced the amount of, its business with the Company, other than W.W. Grainger, which has indicated an intent to eliminate the Company's ventilation products from its catalog in 1997. To the Knowledge of Seller, no vendor to the Company has since December 31, 1994 given oral or written notice to the Company that it intends to cease doing business with the Company or increase the prices of the materials or services provided by such vendor to the Company, other than changes imposed by the vendor from time to time in the ordinary course of business.

     2.21 Misstatement or Omission. There are no material facts relating to the assets, liabilities, earnings, properties or operations of the Company which have not been disclosed to Buyer in writing. No representation or warranty by Seller in this Agreement, and no Exhibit or Schedule attached hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein not misleading.

     2.22  DISCLAIMERS.  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT,
SELLER MAKES NO REPRESENTATIONS OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE PHYSICAL CONDITION, VALUE OR QUALITY OF THE COMPANY'S ASSETS OR THE COLLECTIBILITY OF THE COMPANY'S RECEIVABLES, AND SELLER SPECIFICALLY DISCLAIMS ANY WARRANTY OF MERCHANTABILITY, USAGE OR FITNESS FOR ANY PARTICULAR PURPOSE OF ANY OF THE COMPANY'S ASSETS.

     2.23 Qualification of Representations and Warranties. Notwithstanding anything to the contrary, express or implied, contained in this Agreement, each of the representations and warranties of Seller in this Agreement is modified by reference to the disclosures and information contained in this Agreement, in the agreements and documents referred to herein, in the Schedules hereto, and in the documents and information delivered or made available to Buyer or its representatives in connection with its due diligence investigation of the Company, a list of which is included as Schedule 2.23.

     2.24 Material Transactions. Since November 30, 1995, the Company has operated and carried on its business in the manner described in Section 4.1 and the Company has not taken any action that would have been prohibited by Section
4.1 had that Section been effective since November 30, 1995.

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to Seller as follows:

     3.1 Organization. Buyer is a corporation duly incorporated, validly existing, and in good standing under the laws of the state of its incorporation. Buyer has the corporate power to own its properties and carry on its business as the same is now being conducted insofar as such powers are relevant to the transactions contemplated herein and is, or on the Closing Date will be, duly qualified to do business and in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a material adverse effect on its ability to consummate the transactions contemplated herein.

     3.2 Authority; Validity of Agreement. Buyer has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Buyer and performance of the transactions herein contemplated have been duly authorized by all necessary corporate action of Buyer. Except as set forth in Schedule 3.2, no consent, approval or authorization of, or registration, declaration or filing with, or notice to, any court, administrative agency or other governmental authority is required to be obtained or made by or with respect to Buyer in connection with the execution and delivery of this Agreement or the consummation by Buyer of the transactions contemplated hereby, except where failure to obtain such consent, approval or authorization, or failure to make such registration, declaration, filing or notice would not prevent Buyer from performing any material obligations under this Agreement and would not have a material adverse effect on the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and, subject to and upon the due authorization, execution and delivery by Seller, shall constitute the valid and binding agreement of Buyer, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights generally and to general principles of equity.

     3.3 No Conflict. Except as set forth in Schedule 3.3, neither the execution and delivery of this Agreement nor the performance of the transactions contemplated herein by Buyer, will: (a) violate or conflict with any of the provisions of the Certificate of Incorporation or By-laws of Buyer; (b) violate, conflict with or constitute a default under or result in the termination or acceleration or a right of termination or acceleration of, or the loss of a right under, or require or depend upon consent or approval under, any material note, bond, mortgage, indenture, deed of trust, lease, contract or any other agreement, license, franchise or permit or other instrument or any law, statute, regulation, order, judgment or ruling of any governmental authority to which Buyer is a party or by which any of its property is bound.

     3.4 Litigation. Except as disclosed in Schedule 3.4, there is no lawsuit or legal, administrative or regulatory proceeding or investigation or arbitration pending or, to the Knowledge of Buyer, threatened against Buyer which would, if adversely determined, have a material adverse effect on Buyer's ability to perform its obligations hereunder or consummate the transactions contemplated herein. Except as disclosed in Schedule 3.4, neither Buyer nor its assets are subject to any order, judgment, injunction, notice of potential responsibility, ruling or decree which could have a material adverse effect on Buyer's ability to perform its obligations hereunder or consummate the transactions contemplated herein.

     3.5 Securities Law Compliance. Buyer acknowledges that none of the Shares has been registered under the Securities Act of 1933, as amended (the "Securities Act"), or under any state or foreign securities laws. Buyer is not an underwriter, as such term is defined under the Securities Act, and is purchasing the Shares solely for investment, with no present intention to distribute any of such Shares to any person. Buyer will not sell or otherwise dispose of any of such Shares, except in compliance with the registration requirements or exemption provisions under the Securities Act and the rules and regulations promulgated thereunder, and any other applicable securities laws.

                                  ARTICLE IV

                          ACTIONS BEFORE THE CLOSING

     The parties covenant to take the following actions between the date hereof and the Closing Date:

     4.1 Conduct of Business. Except as otherwise contemplated by the terms of this Agreement, the transactions provided for herein, or by Schedule 4.1, pending the Closing Seller shall cause the Company to operate and carry on its business in all material respects only in the ordinary course consistent with past practices. Notwithstanding anything contained in the immediately preceding sentence, between the date hereof and the Closing:

          (a) Preservation of Business. Seller shall, and shall cause the Company to, use commercially reasonable efforts to preserve the corporate existence, business organization and goodwill of the Company's business, to preserve the Company's relationships with its customers, suppliers and employees and to keep available to Buyer the officers and key employees of the Company.

          (b) Prohibited Changes. Except as otherwise contemplated by this Agreement or Schedule 4.1 hereto, Seller shall use commercially reasonable efforts to prevent the Company from taking any of the following actions without the prior written approval of Buyer, which approval shall not be unreasonably withheld or delayed:

               (i) Sell, consume or otherwise dispose of any assets material to the Company other than in the ordinary course of business or consistent with past practice;

               (ii) Other than purchase and sales contracts entered into in the ordinary course of business, enter into or amend in any material adverse respect any contracts or commitments of any kind requiring the aggregate expenditure by the Company of an amount in excess of $50,000 or which irrespective of amount, could have a material adverse effect on the Company;

               (iii) Pledge or subject to any Lien any assets material to the Company;

               (iv)  Amend the organizational documents of the Company;

               (v) Issue any shares of capital stock or other interests or evidences or types of ownership or make any change in the issued and outstanding capital stock of the Company, issue any warrant, option or other right to purchase shares of capital stock, or redeem, purchase or otherwise acquire any shares of capital stock, of the Company;

          (vi) Other than intercompany loans made in a manner consistent with past practice, assume, incur or guarantee any obligation or liability for borrowed money;

          (vii) Cancel any debts owed to it or waive any material claim or right of substantial value, except for compromises of trade debt in the ordinary course of business;

          (viii) Make any changes in its accounting methods, principles or practices except as required by changes in generally accepted accounting principles;

          (ix) Other than intercompany loans made in a manner consistent with past practice, pay, discharge or satisfy any claim, liability or obligation, other than liabilities or obligations reflected or reserved against in the Company's accounts or incurred in the ordinary course of business or consistent with past practice;

          (x) Prepay any obligation having a fixed maturity of more than 90 days from the date such obligation was issued or incurred;

          (xi) Write down the value of any inventory or write off as uncollectible any notes or accounts receivable, except for non-material write-downs and non-material write-offs required in accordance with generally accepted accounting principles or in the ordinary course of business or consistent with past practice;

          (xii) Grant any general increase in the compensation of officers or employees or any increase in the compensation payable or to become payable to any officer or employee, except in the ordinary course of business or pursuant to existing contracts or agreements (including, without limitation, any such increase pursuant to any Company Plan or other commitment) or consistent with past practice; or

          (xiii) Accelerate the collection of receivables, delay payment of payables or alter any inventory management practice so as to have a material affect on the Company's working capital at Closing.

     (d) Distributions. Immediately prior to the Closing, Seller shall cause the Company to (i) pay in full in cash any non-trade amounts owed to Seller or any affiliates of Seller, (ii) declare and pay a dividend or make such other distribution of any remaining cash of the Company to its shareholders, and (iii) eliminate by means of a cash distribution to Seller the intercompany funding loan, which at November 30, 1995 was in the approximate amount of $11,800,000.00. As of the Closing Date the Company will not have a negative cash balance in any of its bank accounts assuming all outstanding checks and other drafts as of such date were cleared against such accounts and all deposits in transit as of such date were credited to such accounts; and as of such date there will be no checks written, recorded and not issued.

     4.2 Access and Information.

          (a) Access by Buyer. Between the date of this Agreement and the Closing Date, representatives and counsel of Seller will, at the request of Buyer, meet from time to time at a mutually agreeable time and place with executive officers and counsel of Buyer to discuss such matters relating to the business, operations and financial condition of the Company as Buyer may reasonably request. Seller will from time to time prior to the Closing make available to Buyer for inspection such documents as Buyer shall reasonably request and permit during normal business hours and in a manner that will not interfere with normal business operations, such inspections of the physical condition and operations of the Company, by personnel and representatives of Buyer (such personnel to be at all times escorted by personnel or representatives of Seller) as Buyer shall reasonably request. Subject to any statutory or regulatory requirements to which Seller may be subject and to legitimate needs to preserve an attorney-client privilege, Seller shall furnish to Buyer copies of such documents concerning the operations or business of the Company and such additional information with respect to the Company as Buyer may reasonably request.

          (b) Cooperation. If either Buyer or Seller desires access or requests any delivery of information which the other believes is reasonably likely to create a substantial risk of violation of any antitrust or national security or other laws or a breach of a contractual obligation of such party or which may, if delivered, conflict with the preservation of an attorney-client privilege, Buyer and Seller, to the extent practicable, will cooperate and use reasonable efforts to develop appropriate procedures to provide access to such information in a manner which does not create a substantial risk of violation of any such laws, contractual obligations or waiver of attorney-client privilege.

     4.3 Covenant to Satisfy Conditions. Each party hereto agrees to use all reasonable efforts to obtain the permits, approvals and authorizations and satisfy all of the other conditions set forth in Article VI.


                                   ARTICLE V

                           ACTIONS AFTER THE CLOSING

     The parties covenant to take the following actions after the Closing Date:

     5.1 Cooperation. Subject to any limitations that are required to preserve any applicable attorney-client privilege, for a period of five (5) years from and after the Closing Date, each party agrees to furnish or cause to be furnished to the other party, its counsel and accountants, upon reasonable request during normal business hours, after not less than three (3) business days prior written notice, such information and assistance relating to the Company or its business (including, without limitation, the cooperation of officers and employees and reasonable access to books, records and other data and the right to make copies and extracts therefrom) as is reasonably necessary to: (a) facilitate the preparation for or the prosecution, defense or disposition of any suit, action, litigation or administrative, arbitration or other proceeding or investigation (other than one by or on behalf of one party to this Agreement against the other party hereto); (b) prepare and file any tax return or election relating to the Company and any audit by any taxing authority of any returns relating to the Company; and (c) prepare and file any other documents required by governmental or regulatory bodies. The party requesting such information and assistance shall reimburse the other party for all reasonable out-of-pocket costs and expenses incurred by such party in providing such information and assistance.

     5.2 Record Retention. Buyer shall, or cause the Company to, use commercially reasonable efforts to preserve and keep the books and records of the Company that Buyer obtains pursuant to the transactions contemplated hereby, and Seller shall use commercially reasonable efforts to preserve and keep any such book and records it may retain with respect to the business of the Company, in each case in accordance with Seller's Record Retention Policy, as such policy has been provided to Buyer at or prior to Closing, except that no books and records must be retained by either party for more than seven (7) years after the Closing Date unless otherwise required by law.

     5.3 Further Assurances. Each party shall cooperate with the other, and execute and deliver, or cause to be executed and delivered, all such other instruments, including, without limitation, instruments of conveyance, assignment and transfer, and take all such other actions as may reasonably be requested by the other party hereto from time to time, consistent with the terms of this Agreement, in order to effectuate the provisions and purposes of this Agreement.

                                  ARTICLE VI

                             CONDITIONS TO CLOSING

     6.1 Obligations of Buyer. At the option of Buyer, the obligation of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the following conditions:

          (a) Seller's Representations and Warranties and Performance. The representations and warranties of Seller herein contained shall be true in all material respects as and at the Closing Date with the same effect as though made at the Closing Date, except for changes permitted or contemplated by this Agreement and except to the extent that any representation or warranty is made herein as of a specified date, in which case such representation or warranty shall be true as of such date. Seller shall have performed in all material respects all obligations and complied in all material respects with all covenants and other agreements and satisfied all conditions required by this Agreement prior to or on the Closing Date. Seller shall have delivered to Buyer a certificate affirming the satisfaction of the conditions set forth above executed on behalf of Seller by its President or a Vice President.

          (b) Permits, Approvals and Authorizations. Any and all material consents, waivers, permits and approvals from any governmental or regulatory body, and of any corporation or other person or entity required in connection with the execution, delivery and performance of this Agreement shall have been duly obtained and shall be in full force and effect on the Closing Date.

          (c) Share Certificates. Seller shall have tendered to Buyer one or more certificates evidencing all of the issued and outstanding Shares and duly executed instruments of transfer necessary to transfer such Shares.

          (d) Opinion of Seller's Counsel. Buyer shall have received the opinion of Peter M. Kent, counsel to Seller, dated the Closing Date, substantially in the form attached hereto as Exhibit A.

          (e) Minute Books, Resignations. Buyer shall have received the minute books and stock record books of the Company and the written resignations, effective as of the Closing Date, of such members of the boards of directors and officers of the Company as, after consultation with Seller, Buyer shall timely request.

          (f) No Challenge or Violation of Orders. No investigation, action, suit or proceeding by any governmental or regulatory commission, agency or authority, and no action, suit or proceeding by any other person, firm, corporation or entity, shall be pending or threatened on the Closing Date which challenges this Agreement or the Closing of the transactions contemplated hereby, or which claims damages in a material amount as a result of the transactions contemplated hereby. No preliminary or permanent injunction or other order by any court or governmental or regulatory authority, and no statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, that declares this Agreement invalid in any respect or prevents the consummation of the transactions contemplated hereby, shall be in effect.

          (g) No Material Adverse Changes. From the date hereof to the Closing Date, neither the Company nor its business or assets shall have been materially adversely affected in any way, including, without limitation, by fire, casualty, act of God or otherwise, whether insured or uninsured.

          (h) Transfer of Intellectual Property. The Company shall own all of the patents and trademarks listed in Schedule 2.16 free and clear of all Liens.

          (i) Termination of BTR Agreement. The Agreement dated November, 1993 between the Company and BTR Dunlop, Inc., a Delaware corporation, shall have been terminated pursuant to the Termination Agreement attached as
     Schedule 6.1(i).

          (j) Auditors' Letter. Buyer shall have received a copy of a letter from Ernst & Young LLP in the form attached as Schedule 6.1(j) confirming that the consolidated stockholder's equity of BTR Dunlop, Inc. as of December 31, 1994 exceeded $500 million.

     6.2 Obligations of Seller. At the option of Seller, the obligation of Seller to consummate the transactions contemplated by this Agreement shall be subject to the following conditions:

          (a) Buyer's Representations and Warranties and Performance. The representations and warranties of Buyer herein contained shall be true in all material respects as of and at the Closing Date with the same effect as though made at the Closing Date, except for changes permitted or contemplated by this Agreement and except to the extent that any representation or warranty is made herein as of a specified date, in which case such representation or warranty shall be true as of such date. Buyer shall have performed in all material respects all obligations and complied in all material respects with all covenants and other agreements and satisfied all conditions required by this Agreement on or prior to the Closing Date. Buyer shall have delivered to Seller a certificate affirming the satisfaction of the conditions set forth above executed on behalf of Buyer by its President or a Vice President.

          (b) Permits, Approvals and Authorizations. Any and all material consents, waivers, permits and approvals from any governmental or regulatory body and of any corporation or other person required in connection with the execution, delivery and performance of this Agreement shall have been duly obtained and shall be in full force and effect on the Closing Date.

          (c) Purchase Price. Buyer shall have tendered to Seller the sum of $23,532,000 in accordance with Section 1.1 hereof.

          (d) Opinion of Buyer's Counsel. Seller shall have received the opinion of Hillix, Brewer, Hoffhaus, Whittaker & Wright, L.L.C., counsel to Buyer, dated the Closing Date, substantially in the form attached hereto as Exhibit B.

          (e) No Challenge or Violation of Orders. No investigation, action, suit or proceeding by any governmental or regulatory commission, agency or authority, and no action, suit or proceeding by any other person, firm, corporation or entity, shall be pending or threatened on the Closing Date which challenges this Agreement or the Closing of the transactions contemplated hereby, or which claims damages in a material amount as a result of the transactions contemplated hereby. No preliminary or permanent injunction or other order by any court or governmental or regulatory authority and no statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, that declares this Agreement invalid in any respect or prevents the consummation of the transactions contemplated hereby, shall be in effect.

          (f) Buyer shall furnish Seller's counsel with a replacement lid for his ten-year old Crock Pot/TM/.

                                 ARTICLE VII

                            TERMINATION AND REMEDIES

     7.1 Termination. Anything in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing as follows:

          (a)  By the mutual written agreement of Buyer and Seller; or

          (b) By written notice of Buyer to Seller in the event any condition to the obligations of Buyer set forth in Section 6.1 is not satisfied or waived as of or on the Closing Date or in the event that the Closing has not occurred on or before January 31, 1996; or

          (c) By written notice of Seller to Buyer in the event any condition to the obligations of Seller set forth in Section 6.2 is not satisfied or waived as of or on the Closing Date or in the event that the Closing has not occurred on or before January 31, 1996.

     7.2 Effect of Termination. Any such termination of this Agreement shall not affect the rights and remedies of the parties accruing or arising prior to such termination.

                                 ARTICLE VIII

                       TAXES AND EMPLOYEE BENEFIT PLANS

     8.1  Liability for Taxes.

          (a) Taxable Periods Ending On or Before the Closing Date. Seller shall be liable for, and shall indemnify and hold Buyer harmless against, all Taxes (as defined in Section 8.1(c)) due or payable by the Company for any taxable year or taxable period ending on or before the Closing Date, but in the case of Taxes other than U.S. federal, state and local income taxes only to the extent that the amount of such Taxes exceeds the amount reserved therefor on the applicable Financial Statements.

          (b) Taxable Periods Commencing On or After the Closing Date. Buyer shall be liable for, and shall indemnify and hold Seller and any affiliate of Seller harmless against any and all Taxes due or payable by the Company or by Buyer with respect to the Company for any taxable year or taxable period commencing after the Closing Date.

          (c) Definition of "Taxes". "Taxes" shall mean all taxes, levies, assessments, charges or fees of any kind or character, including without limitation, U.S. federal, state, local and foreign income, profits, capital gains, franchise, sales, use, service, gross receipts, occupation, property, property transfer, lease, capital stock, premium, excise, payroll, withholding, estimated taxes and other governmental charges imposed by the United States or any state, county, local or foreign government or subdivision or agency thereof, including any interest, additions to tax and penalties thereon.

     8.2  Refunds or Credits.

          (a) Except as otherwise set forth in this Agreement, any refunds or credits of Taxes, to the extent that such refunds or credits are attributable to taxable periods ending on or before the Closing Date, shall be for the account of Seller, and, to the extent that such refunds or credits are attributable to taxable periods beginning after the Closing Date, such refunds or credits shall be for the account of Buyer. There will be no such refund or credit on the most recent Financial Statements of the Company as an asset of the Company on the Closing Date. Buyer shall cause the Company promptly to forward to Seller or to reimburse Seller for any such refunds or credits due Seller after receipt thereof by Buyer or the Company.

          (b) If the examination of any federal, state, local or other tax return of Seller or the Company shall result (by settlement or otherwise) in any adjustment that decreases deductions, losses or tax credits or increases income, gains or recapture of tax credits for any period ending on or before or including the Closing Date, and that will permit Buyer to increase recapture of tax credits that would otherwise (but for such adjustments) have been taken or reported with respect to Buyer or the Company for one or more periods ending after the Closing Date, Seller will notify Buyer and provide it with adequate information so that it can reflect on tax returns of Buyer or the Company such increases in deductions, losses or tax credits or decreases in income, gains or recapture of tax credits. With respect to such increases or decreases on tax returns of Buyer or the Company, Buyer shall pay to Seller the amounts by which the aggregate of all Tax Benefits which result therefrom exceeds Ten Thousand Dollars ($10,000), such amounts to be paid when and as such Tax Benefits in excess of $10,000 are realized.

          (c) If the examination of any Tax return of Buyer or the Company shall result (by settlement or otherwise) in any adjustment that decreases deductions, losses or other tax credits for any period beginning after the Closing Date, and that will permit Seller or the Company to increase deductions, losses or tax credits or decrease the income, gains or recapture of tax credits that would otherwise (but for such adjustment) have been taken or reported with respect to Seller or the Company for one or more periods before the Closing Date, Buyer will notify Seller and provide it with adequate information so that it can reflect on its return such increases in deductions, losses or tax credits or decreases in income, gains or recapture of tax credits. Seller shall pay to Buyer the amounts by which the aggregate of all Tax Benefits which result therefrom exceeds $10,000, such amounts to be paid when and as such Tax Benefits in excess of $10,000 are realized.

          (d) The term "Tax Benefits" shall mean in the case of a separate state, local or other tax return, the sum of the amount by which the tax liability of such corporation to the appropriate government or jurisdiction is reduced (including by refund) and any interest from such government or jurisdiction relating to such tax liability, and in the case of a consolidated federal income tax return or similar state, local or other tax return, the sum of the amount by which the tax liability of the affiliated group of corporations to the appropriate government or jurisdiction is reduced (including tax refund) and any interest from such government or jurisdiction relating to such tax liability.

     8.3 Contests. Whenever any taxing authority sends a notice of an audit, initiates an examination of the Company, or otherwise asserts a claim, makes an assessment, or disputes the amount of Taxes (i) for any taxable period for which Seller is or may be liable under this Agreement, or (ii) for any taxable period that involves an issue that could potentially affect a taxable period for which Seller is or may be liable under this Agreement, Buyer shall promptly inform Seller, and Seller shall have the right to control any resulting proceedings and to determine whether and when to settle any such claim, assessment or dispute to the extent such proceedings or determinations are more likely to affect a greater amount of Taxes for which Seller is liable under this Agreement than Buyer. Whenever any taxing authority sends a notice of an audit, initiates an examination of the Company, or otherwise asserts a claim, makes an assessment or disputes the amount of Taxes (i) for any taxable period for which Buyer is liable under this Agreement, or (ii) for any taxable period that involves an issue that could potentially affect a taxable period for which Buyer is or may be liable under this Agreement, Seller shall promptly inform Buyer, and Buyer shall have the right to control any resulting proceedings and to determine whether and when to settle any such claim, assessment or dispute, to the extent such proceedings or determinations are more likely to affect a greater amount of Taxes for which Buyer is liable under this Agreement than Seller.

     8.4 Mutual Cooperation. Each of Buyer and Seller will provide the other with such assistance as may reasonably be requested by either of them in connection with the preparation of any tax return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liability for Taxes, and each will retain and provide the other with any records or information which may be relevant to such return, audit or examination, proceedings or determination. Such assistance shall include making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and shall include providing copies of any relevant tax return and supporting work schedules. The party requesting assistance hereunder shall reimburse the other for reasonable expenses incurred in providing such assistance. Without limiting in any way the foregoing provisions of this Section 8.4, Buyer hereby agrees that it will retain, until the appropriate statutes of limitation (including any extensions) expire, copies of all tax returns, supporting work schedules and other records or information which may be relevant to such returns of the Company for all taxable periods which include the dates from January 1, 1992, to and including the Closing Date, and that such records shall be maintained in accordance with the Seller's Record Retention Policy, as such policy has been provided to Buyer at or prior to Closing. Notwithstanding the foregoing, Buyer may destroy or otherwise dispose of such records at any time after the fifth anniversary of the Closing Date.

     8.5  Covenants and Agreements.

          (a) Seller's Obligation to File Returns. Seller shall timely file, or cause to be timely filed, with the appropriate taxing authorities all returns and reports with respect to Taxes that are required to be filed on or prior to the Closing Date by or with respect to the Company, and Seller shall pay or cause to be paid all Taxes shown as due thereon. Seller shall also file all U.S. federal, state and local income tax returns for the Company for the taxable period of the Company that ends on the Closing Date and shall pay or cause to be paid all income taxes shown as due thereon. Such Tax Returns shall be consistent with Tax Returns filed by or on behalf of the Company for prior periods with respect to the recognition of net income, net losses, deductions, credits and depreciation.

          (b) Buyer's Obligation to File Returns. Except as provided in Section 8.5(a), Buyer shall timely file or cause to be timely filed all other returns and reports with respect to Taxes that are required to be filed with respect to the Company, or any successor(s) to its business, after the Closing Date, and Buyer shall pay or cause to be paid all Taxes shown as due thereon. To the extent requested by Seller, Buyer shall participate in the filing of any required returns, reports, statements or forms with respect to any period that ends on or before Closing. Buyer shall prepare or cause to be prepared and shall file or cause to be filed all other tax returns, reports, statements and forms required of the Company, or in respect of its activities, for any period ending after Closing that includes the operations of the Company prior to Closing. Buyer shall also prepare or cause to be prepared the schedules (known as the BTR Group T-Schedules) as provided to Buyer prior to Closing, containing the tax accrual information necessary to prepare the consolidated U.S. income tax return. Any such tax returns, reports, statements, forms or schedules that include or relate to tax periods ending on or before Closing or that include the operations of the Company prior to Closing shall be on a basis consistent with the last previous such returns, reports, statements, forms or schedules filed or prepared in respect of the Company, unless Seller or Buyer, as the case may be, concludes that there is no reasonable basis for such position. Seller shall compensate Buyer for any reasonable and documented expenses incurred by Buyer in performing the obligations of this
     Section 8.5(b) to the extent that such expenses relate to periods prior to the Closing Date.

     8.6 Transfer Taxes. Notwithstanding anything herein to the contrary, Buyer shall bear all liabilities for any sales, use, transfer stamp, conveyance or similar Taxes and fees assessed or payable in connection with the transfers of the Shares to Buyer.

     8.7 Tax Sharing Agreement. All Tax sharing agreements or practices among or between the Company and Seller or any affiliates thereof shall be terminated as of Closing. No payment shall be due to the Company from the Seller or any affiliates thereof in respect of losses of the Company included in any return made on a consolidated basis for the purposes of federal income taxes for any tax period ending on or before Closing.

     8.8  Certain Employee Matters and Benefit Plans.

          (a) Seller shall be responsible and liable for any claim in respect of the Company's employees arising under any State Worker's Compensation or similar law which is based on or any occurrence prior to the Closing. Buyer shall cause the Company to be responsible and liable for any claim in respect of the Company's employees arising under any state worker's compensation or similar law which is based on any occurrence after the Closing. Claims based on injuries occurring over a period of time both before and after Closing shall be apportioned between Seller and Buyer in accordance with applicable law or, in the absence of such law, pro-rata based on the relevant period of time before and after Closing. Buyer shall make reasonable commercial efforts to minimize worker's compensation claims for which Seller is responsible.

          (b) Within a reasonable period following Closing, Seller will, without expense to the Company, provide to all Company employees and former employees all distributions, benefits or assurances to which they are then entitled or to which they will thereafter become entitled by reason of all Company Plans described in Section 2.14. Seller shall have sole responsibility for administration of the Company Plans described in Section 2.14, including, without limitation, providing the Company employees with all notifications or other forms which are due them and duly filing all related Tax Returns and all necessary notifications to the Department of Labor and other governmental agencies. Upon and after the Closing Date, no further benefits or entitlement shall accrue under the Company Plans.

          (c) Notwithstanding anything to the contrary in this Section 8.8, Seller shall, at or before the Closing Date, terminate or cause the Company to terminate, any and all obligations and liabilities of the Company to continue the Company Plans, or the benefits provided thereby, as of and after the Closing Date. Seller agrees that neither the Buyer nor the Company shall be responsible for, and that Seller shall be responsible for, any and all obligations, liabilities and expenses resulting from the adoption of, participation in, administration of, termination of, and distributions from all Company Plans, including, without limitation, the Company's post retirement health care plan. Buyer and Seller agree that Seller has retained all obligations, liabilities and expenses relating to the

     Company Plans, that no deductible, threshold or limitation as to time shall be applicable to any indemnification claim by Buyer relating thereto. Buyer and Seller agree that Seller shall not be responsible for any employee benefit plans which Buyer may cause the Company to adopt for benefits to be provided after closing.

          (d) Effective 12:01 a.m. on January 1, 1996, Buyer shall provide or cause the Company to provide healthcare benefits to all employees with the Company receiving healthcare benefits as of December 31, 1995 notwithstanding the fact that the Closing will not occur until January 2, 1996, it being expressly understood that such obligation shall not extend to post-retirement healthcare benefits.

                                   ARTICLE IX

                                INDEMNIFICATION

     9.1 Survival of Representations, Warranties and Covenants. Each of the representations, warranties and covenants made by Seller and Buyer in this Agreement shall survive the Closing until August 1, 1997 (unless the Indemnified Party knew of any such misrepresentation or breach of warranty at the time of Closing), on which date they shall terminate, excepting only those representations, warranties and covenants contained in Sections 2.24 and 4.1 which shall survive for a period of 30 days from the Closing Date, Section 2.19 and Articles V and XI, which shall survive for a period of five (5) years from the Closing Date and the representations, warranties and covenants contained in Sections 2.2, 2.3, 2.4, 2.14, 2.17, Article VIII and Article IX which shall survive until the expiration of the applicable statute of limitations. Notwithstanding anything in this Agreement to the contrary, no action for indemnification or otherwise with respect to breach of any representation, warranty or covenant under this Agreement may be brought, and no litigation or arbitration with respect thereto commenced, and the party making such representation, warranty or covenant shall have no obligation with respect thereto, unless written notice thereof specifying with reasonable particularity the incorrect representation or breach of warranty or covenant claimed shall have been delivered to the party against whom a claim is sought to be made on or before the expiration of the above-specified survival periods.

     9.2 Indemnification by Seller. Subject to Section 9.1, Seller hereby indemnifies and agrees to hold harmless Buyer from any and all losses, damages, costs, fines, penalties, deficiencies, liabilities and expenses (including without limitation court costs and reasonable attorneys', consultants' and accountants' fees and other expenses and costs of litigation) actually suffered or incurred, but excluding consequential, indirect or other similar types of damage that are not the direct result of the harm suffered or incurred (collectively, "Losses") arising out of or resulting from: (a) any breach or inaccuracy of any representation or warranty by Seller to Buyer contained in this Agreement, (b) any breach or violation of any covenant or agreement by Seller contained in this Agreement; and (c) product liability claims arising out of occurrences prior to the Closing Date, including, without limitation claims reported after the Closing Date.

     9.3 Indemnification by Buyer. Subject to Section 9.1, Buyer hereby indemnifies and agrees to hold harmless Seller from any and all Losses arising out of or resulting from: (a) any breach or inaccuracy of any representation or warranty by Buyer to Seller contained in this Agreement; and (b) any breach or violation of any covenant or agreement by Buyer contained in this Agreement.

     9.4  Claims.

          (a) Either party hereto shall request indemnification for any particular claim (with respect to such claim, the "Indemnified Party") by giving the party from whom indemnification is requested (with respect to such claim, the "Indemnifying Party") written notice within thirty (30) days after the Indemnified Party has received notice or knowledge of the matter that has given or could give rise to a right of indemnification under this Agreement. Such notice shall state the amount of Losses, if known, and the method of computation thereof, all with reasonable particularity and shall contain a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed. Failure of the Indemnified Party to give notice within said thirty (30) day period shall not be deemed a waiver of its rights under this Article IX except to the extent such failure shall have actually prejudiced the Indemnifying Party or caused it to incur additional costs, expenses or liabilities; provided, however, that nothing herein shall extend the limitations period set forth in Section 9.1 above.

          (b) With respect to any Losses arising from any third party claim (a "Third Party Claim"), the Indemnified Party shall give the Indemnifying Party written notice within thirty (30) days after receiving notice of any Third Party Claim. Failure of the Indemnified Party to give notice within said thirty (30) day period shall not be deemed a waiver of its rights under this Article IX except to the extent such failure shall have actually prejudiced the Indemnifying Party or caused it to incur additional costs, expenses or liabilities; provided, however, that nothing herein shall extend the limitations period set forth in Section 9.1 above. The Indemnifying Party shall be permitted, at its option, to participate in the defense of any such Third Party Claim with counsel of its own choosing and at its expense. If, however, the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any Losses that may result from any Third Party Claim (subject to the limitations set forth in this Article IX) within sixty (60) days of receiving the Indemnified Party's notice, then the Indemnifying Party shall be entitled, at its option, to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice upon giving written notice of its intention to do so to the Indemnified Party. If the Indemnifying Party exercises its right to undertake the defense of any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party and make available to the Indemnifying Party all pertinent records, materials and information in its possession or under its control as is reasonably requested by the Indemnifying Party. Similarly, if the Indemnified Party is, directly or indirectly, conducting the defense of any Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party and make available to it all such records, materials and information in the Indemnifying Party's possession or under its control relating thereto as is reasonably requested by the Indemnified Party. No Third Party Claim may be settled by the Indemnifying Party without the written consent, not to be unreasonably withheld, of the Indemnified Party; provided, however, that if such settlement involves the payment of money only and the Indemnified Party is totally indemnified for such payment and the Indemnified Party refuses to consent thereto, the Indemnifying Party shall cease to be obligated with respect to such Third Party Claim. The Indemnified Party shall not settle any Third Party Claim which is being defended in good faith by the Indemnifying Party.

     9.5  Limitations on Indemnification.

          (a) Dollar Limitations. Notwithstanding anything contained in Sections 9.2 and 9.3 to the contrary, the Indemnifying Party shall be required to indemnify and hold harmless the Indemnified Party under this
     Article IX only to the extent the aggregate amount of any Losses shall exceed a deductible of $2,000,000 (it being understood that, if the amount of such Losses shall exceed $2,000,000, the indemnity shall be only for that portion of the Losses in excess of $2,000,000). In no event shall the Indemnifying Party have any obligation to indemnify the Indemnified Party for any Losses in excess of an aggregate ceiling of 100% of the Purchase Price. Notwithstanding the foregoing, there shall be no deductible and no ceiling on losses by the Company or Buyer in connection with (i) Worker's Compensation claims retained by Seller pursuant to Section 8.8, (ii) any and all claims relating to or arising out of or otherwise connected to the Company's Plans, (iii) any and all other claims arising under Article VIII except as specifically provided otherwise therein, (iv) any liability relating to the Carolawn Superfund site at Ft. Lawn, South Carolina, and
     (v) breach of Seller's representations, warranties in Sections 2.2, 2.3 and
     2.4. In addition there shall be only a $10,000 deductible and no ceiling with respect to breaches of Seller's representation and warranty in Section 2.17, a $100,000 deductible with respect to breaches of Seller's representations, warranties and covenants in Section 2.24 and Section 4.1 and a $500,000 deductible for Losses indemnified by Seller hereunder pursuant to Section 9.2(c).

          (b) Calculation of Losses. The parties shall make appropriate adjustments for tax benefits in determining the amount of Losses for purposes of this Article IX.

          (c) Other Limitations. The Indemnifying Party shall have no liability under any provision of this Agreement for Losses to the extent that such Losses relate to actions taken by the Indemnified Party after the Closing Date other than such Losses relating to (i) actions taken by the Indemnified Party to mitigate Losses or (ii) actions taken after the Closing in accordance with the provisions of this Article IX in connection with Losses for which indemnification is specifically provided in this Agreement. The Indemnified Party shall take all reasonable steps to mitigate Losses upon becoming aware of any event which could reasonably be expected to give rise thereto.

          9.6 Indemnification as Exclusive Remedy. The indemnification provided in this Article IX shall be the exclusive post-closing remedy available to the parties for any breach of any representation, warranty, covenant or agreement contained in this Agreement or any other documents, instruments or agreements executed and delivered in connection with the transactions contemplated hereby; provided, however, that either party shall be entitled to enforce the provisions of Section 11.3 by any remedy available to such party, including, without limitation, injunction or specific performance.


                                   ARTICLE X

                                  DEFINITIONS

          10.1  Definitions.

          "Agreement" shall mean this Agreement and all Schedules hereto.

          "Closing" shall mean the actual conveyance, transfer and delivery of the Shares to Buyer pursuant to Section 1.3 hereof.

          "Knowledge of Buyer" shall mean the actual knowledge without independent investigation of any of Thomas K. Manning and William L. Agar.

          "Knowledge of Seller" shall mean the actual knowledge without independent investigation of any of Aubrey W. Vaughan, James J. Hilly, or Jeffrey Meighen.

          "Lien" shall mean any lien (statutory or other), security interest, mortgage, pledge, hypothecation, assignment, encumbrance, chattel mortgage or conditional sale or other title retention agreement, restriction or transferability, or defect of title, charge or claim of any nature whatsoever on any property or property interest.

          "Material" and "Materially" when used (whether or not capitalized) with respect to any entity, shall be measured relative to the entire business operations, properties, liabilities, assets or condition (financial or otherwise), as existing on the date referred to, of such entity taken as a whole.

          10.2 Other Definitions. The following terms shall have the meaning ascribed to such terms in the Section set forth opposite such term:

       Business                       Recitals
       Closing Date                   Section 1.2
       Company Pension Plans          Section 2.14
       Company Plans                  Section 2.14
       Company Welfare Plans          Section 2.14

          ERISA                    Section 2.14
          Financial Statements     Section 2.5
          Indemnified Party        Section 9.4(a)
          Indemnifying Party       Section 9.4(a)
          Losses                   Section 9.2
          Securities Act           Section 3.5
          Shares                   Recitals
          Taxes                    Section 8.1(c)
          Tax Benefits             Section 8.2(d)
          Third Party Claim        Section 9.4(b)

          10.3 References. All references to Section or Article numbers refer to Section or Article numbers in this Agreement unless otherwise specifically indicated. The words "hereby," "hereof," "hereunder" and words of similar import, refer to this Agreement as a whole and not to any particular Sections or subdivisions thereof.


                                 ARTICLE XI

                                 MISCELLANEOUS

          11.1 Expenses. Except as otherwise provided herein, Buyer and Seller shall each bear their respective fees, commissions and other expenses incurred by each of them in connection with the negotiation and preparation of this Agreement and in preparing to consummate the transactions contemplated hereby, including, without limitation, the fees and expenses of their respective counsel.

          11.2 Execution in Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument, and shall become a binding agreement when one or more counterparts have been signed by and delivered to each party.

          11.3 Confidentiality. All information given by any party hereto to any other party shall be considered confidential and shall be used only for the purposes intended. Buyer has previously delivered to Seller a confidentiality agreement, dated July 17, 1995, the provisions of which are incorporated herein by reference and shall continue to apply for the benefit of Seller as if entirely set forth herein.

          11.4 Notices. All notices, consents, demands, requests, waivers, appeals and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given: (a) when received by facsimile or similar device, if subsequently confirmed by a writing sent within twenty-four (24) hours after the giving of such notice; (b) upon receipt if delivered personally; or (c) on the date of receipt, if sent by Federal Express or other reputable national overnight delivery service; and in any case, addressed as follows:

          if to Seller:          Measurement & Flow Control
                                 1380 Old Freeport Road
                                 Pittsburgh, PA 15238
                                 Attention: Aubrey W. Vaughan
                                 Telephone No:  412-963-2310
                                 Facsimile No:  412-963-2321
          with a copy via same
            means to:            BTR, Inc
                                 333 Ludlow Street
                                 Stamford, CT  06902
                                 Attention:  Peter M. Kent, Esq.
                                 Telephone No.:  203-352-0006
                                 Facsimile No.:  203-324-0503

          if to Buyer:           The Rival Company
                                 800 East Terrace
                                 Kansas City, MO  64131
                                 Attention:  Thomas K. Manning
                                 Telephone No.:  816-943-4100
                                 Facsimile No.:  816-943-4123

          with a copy via same
            means to:            Hillix, Brewer, Hoffhaus, Whittaker & Wright
                                  L.L.C.
                                 4th Floor, Two Crown Center
                                 2420 Pershing Road
                                 Kansas City, MO  64108
                                 Telephone No.:  816-221-0355
                                 Facsimile No.:  816-421-2896


No change in any of such addresses shall be effective insofar as such notices, consents, demands, requests, waivers, appeals and other communications are concerned, unless such changed address is located in the United States and notice of such change shall have been given to the other party hereto as provided in this Section 11.4.

     11.5 Severability. The terms and provisions of this Agreement shall be deemed to be severable, and if any provision hereof shall be held invalid or unenforceable by a court of competent jurisdiction or as a result of future legislative action, such holding or action shall be strictly construed and shall not affect the validity or effect of any other provision hereof, and the parties shall use all reasonable efforts to amend this Agreement in order to effect the parties original intent with respect to such provision, to the extent practicable.

     11.6 Titles and Headings. The titles and headings to the Articles, Sections and Table of Contents contained in this Agreement are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

     11.7  Successors and Assigns; No Third Party Beneficiaries.  This
Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the parties hereto; provided, however, that no party hereto shall assign or delegate any of the obligations created under this Agreement without the prior written consent of the other party hereto. No person not a party hereto shall derive any rights hereunder or be construed to be a third party beneficiary hereof.

     11.8 Incorporation of Schedules. The Schedules attached hereto are incorporated into this Agreement and shall be deemed a part hereof as if set forth herein in full.

     11.9  Brokers and Finders.

          (a) Buyer represents and warrants to Seller that Buyer has not employed the services of a broker or finder in connection with this Agreement or any of the transactions contemplated hereby.

          (b) Seller represents and warrants to Buyer that Seller has not employed the services of a broker or finder in connection with this Agreement or any of the transactions contemplated hereby, except for the
     H. Russell Lemcke Group, Inc. Seller shall be solely responsible for any payments required to be made to Lemcke in connection with the transition contemplated herein.

     11.10 Entire Agreement; Waivers and Amendments. This Agreement, the Schedules attached hereto, and the confidentiality agreement referred to in
Section 11.3, set forth the entire agreement among the parties hereto with respect to the purchase and sale of the Shares and any related transactions, and no representations or warranties have been made in connection with this Agreement or the subject matter hereof other than those expressly set forth herein or in the Schedules, certificates and other documents delivered in accordance herewith. This Agreement supersedes all prior negotiations, discussions, communications, representations, agreements and understandings (other than the confidentiality agreement referred to in Section 11.3), whether oral or written, relating to the subject matter of this Agreement. Seller, on the one hand, and Buyer, on the other hand, may by written notice to the other:
(a) extend the time for the performance of any of the obligations or other actions of the other; (b) waive any inaccuracies in the representations or warranties of the other contained in this Agreement; (c) waive compliance with any of the covenants of the other contained in this Agreement; (d) waive performance of any other obligations of the other created under this Agreement; or (e) waive fulfillment of any of the conditions to its own obligations under this Agreement. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach, whether or not similar. This Agreement may be amended, modified or supplemented only by a written instrument executed by the parties hereto.

     11.11 Public Announcements. Neither Buyer nor Seller shall make any public announcement not required by law or stock exchange rule or regulation concerning the transactions contemplated by this Agreement without the prior approval of the other party, which approval shall not be unreasonably withheld or delayed. If any such public announcement is required by law, the party hereto proposing to make such announcement shall use all reasonable efforts to consult with the other party hereto before making any such public announcement.

     11.12 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

     11.13 Hart-Scott-Rodino Filing. The obligations of Seller and Buyer to consummate the transactions contemplated by this Agreement shall each be subject to the condition that, on or prior to the Closing Date, Seller and Buyer shall have made a complete filing of pertinent information required pursuant to the Hart-Scott-Rodino Antitrust Improvements Act and approval of the appropriate agency shall have been obtained or the applicable waiting period (as may have been extended)shall have expired.

     11.14 Interim Use of Fasco Name. For a period of two years after the Closing Date, Buyer may utilize without further obligation to compensate Seller the trademark or trade name "Fasco" or the Company's corporate name or both or any variance thereof currently used by the Company in connection with supplies, labels, stationery, catalogs, molds, dies and inventory owned by the Company on the Closing Date, or produced thereafter, subject to the following terms and conditions:

          (a) Buyer agrees that such use is for transitional purposes only and Buyer shall have no rights to use the Fasco name for any other product or purpose during such two year period and for any purpose whatsoever after such two year period.

          (b) No later than two years after the Closing Date, Buyer shall cause the Company to change its corporate name to remove any and all references to the name "Fasco" and shall cease using such name for trading purposes.

     11.15 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware.

     11.16  Leased Vehicles. The Company presently uses the vehicles listed on
Schedule 11.16 pursuant to one or more master leases with affiliates of Seller and one or more automobile leasing companies. Buyer may continue to use such leased vehicles for a period of 60 days after the Closing Date provided (i) Buyer or the Company pays all applicable lease payments and other charges attributable to such period, (ii) Buyer indemnifies Seller and its Affiliates, with no deductible, for all losses that may arise out of the use of such vehicles, and (iii) Buyer or the Company procures liability insurance coverage for such vehicles naming Seller as an additional insured thereon. Seller agrees on its own behalf and on behalf of its Affiliates that the Company shall have no further obligation under this Section
11.16 or any such lease with respect to any vehicle after such vehicle is delivered to Seller, except for liabilities that have accrued during the aforementioned 60 day period.

                                 ARTICLE XII

                            COVENANT NOT TO COMPETE

     12.1 Non-Competition. In consideration of the payment to it by Buyer of Four Million Dollars ($4,000,000) at the Closing Date, in immediately available United States funds, Seller, individually and on behalf of its Affiliates, covenants and agrees that it shall not, directly or indirectly:

          (a)  Divert or attempt to divert business from the Company; or

          (b) Individually or through any corporation, partnership, joint venture, trust, limited liability company or person, for a period of eight years from and after the Closing Date manufacture, distribute or market products manufactured, distributed or marketed by the Company that are competitive with the business being conducted by the Company as of the date hereof, at any place and in any state in which the Company is then conducting its business.

          (c) An Affiliate, for the purposes hereof, is defined as one who controls, is controlled by or is under common control with Seller.

          Seller acknowledges and agrees that a breach of the provisions of this
     Section 12.1 will cause irreparable injury and damage, and therefore, expressly agrees that Buyer and the Company shall be entitled to injunctive and other equitable relief to prevent such breach, in addition to any other remedy to which they may be entitled. If any court shall determine any provision of this Section to be unreasonably broad, the parties agree that such provision shall be deemed amended to the greatest breadth which such court shall find to be reasonable and enforceable.

     12.2 Exception. Notwithstanding the foregoing, the Seller and its Affiliates shall not be prohibited from owning, as an investment, up to 5% of a class of equity securities issued by any person that is publicly traded on a national securities exchange. Further, nothing in this Agreement shall prohibit the acquisition by Seller or any of its Affiliates of an equity interest or similar financial interest in, or control of, a diversified company having not more than 10% of its total assets (based on its most recently prepared annual financial statements prior to the acquisition) attributable to a Person who competes with the Business, as long as Seller or the Affiliate divests the competitor from the diversified company within two years after the acquisition.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.


                                     THE RIVAL COMPANY


                                     By: /s/ Stanley D. Biggs
                                         --------------------------------
                                         Name: Stanley D. Biggs
                                         Title: Vice President, Treasurer



                                     H.S. INVESTMENTS INC.


                                     By: /s/ William C. Denninger
                                         --------------------------------
                                         Name:  William C. Denninger
                                         Title:  Vice President

      The obligations of H.S. Investments Inc. under the foregoing Agreement are hereby unconditionally and irrevocably guaranteed by BTR Dunlop Inc.



                                 BTR DUNLOP INC.


                                 By: /s/ Edgar P. DeVylder
                                    ------------------------------------
                                    Name:  Edgar P. DeVylder
                                    Title:  Vice President and Secretary


                                 and


                                 By: /s/ William C. Denninger
                                     -----------------------------------
                                     Name:  William C. Denninger
                                     Title:  Vice President and Treasurer